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                                                                     Exhibit 4.3

                                    TIME NOTE
                                    ---------

$2,000,000.00                                                    March 10, 1997
-------------                                                    Sylvania, Ohio

              FOR VALUE RECEIVED, the undersigned, ARBOR HEALTH CARE COMPANY (the "Maker"), unconditionally promises to pay to the order of Capital Bank, N.A., a national banking association (the "Bank"), at 5520 Monroe Street, Sylvania, Ohio 43560, the principal sum of TWO MILLION AND 00/100 DOLLARS ($2,000,000.00) plus interest on the unpaid principal balance thereof at the fixed rate of six and one-half percent (6-1/2%) per annum.

              The outstanding principal balance due hereunder and all accrued and unpaid interest shall be fully due and payable on or before April 9, 1997.

              All payments shall be credited first to interest accrued but unpaid and then to the payment and reduction of principal. Late payments will be charged a fee of 10% of the payment amount.

              Time is of the essence in the payment of this Note.

              Interest shall be calculated by means of the 365/360 day method.

              Maker shall make all payments on this Note at the principal offices of Bank or at such other place as the holder hereof may designate.

              Maker may prepay all or part of this Note at any time without penalty, provided, that the amount so prepaid shall be applied to the payment of principal provided for herein of the most remote maturity, and provided further that if any such prepayment is made from the proceeds of, or in contemplation of, a borrowing, or borrowings, from any lender other than Bank, Maker shall pay a premium equal to two percent (2%) of the principal amount so prepaid.

              In the event the Maker fails to make any payment when due, Bank at its election may declare the entire amount of principal and interest remaining unpaid hereunder together with any and all other obligations or liabilities of Maker to Bank immediately due and payable without presentment, demand, protest or notice upon default and may proceed against any and all security and may enforce any and all of its remedies at law or equity. In such event, the entire principal balance and accrued interest then owing shall bear interest at a rate which is the greater of sixteen percent (16%) or four percent (4%) above the prime interest rate in effect from time to time at Bank until fully paid, provided, however, that in no event shall the amount of interest paid hereunder exceed the maximum rate of interest permitted by law. Maker agrees to pay all costs of collection hereof, including reasonable attorney's fees.

              This Note shall be construed under the laws of the State of Ohio.

              Any event of default under the terms of any other note, loan agreement or security agreement executed by Maker in favor of Bank shall be an event of default under this Note.

              Bank's acceptance of one or more late or partial payments shall not be a course of dealing upon which the Maker may rely on future occasions or a waiver of Bank's right to prompt full payment when due under this Note. Bank's forbearance from exercising any right or remedy under this Note shall not be a waiver of such rights and remedies. Bank's forbearance from exercising any right or remedy under this Note on any one or more occasions shall not be a course of dealing or waiver on which the Maker may rely on any future occasions. Bank's exercise of any rights or remedies or a part of a right or remedy on one or more occasions shall not preclude Bank from exercising the right or remedy at any other time. Bank's rights and remedies under this Note and the law and equity are cumulative to, but independent of, each other.

              Maker represents and warrants that the loan evidenced by this Note is for business purposes and not primarily for personal, family, household or agricultural purposes.

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              MAKER ACKNOWLEDGES THAT, AS TO ANY AND ALL DISPUTES THAT MAY ARISE
BETWEEN THE MAKER AND THE BANK, THE COMMERCIAL NATURE OF THE TRANSACTION OUT OF WHICH THIS NOTE ARISES WOULD MAKE ANY SUCH DISPUTE UNSUITABLE FOR TRIAL BY JURY. ACCORDINGLY, MAKER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY AS TO
ANY AND ALL DISPUTES THAT MAY ARISE RELATING TO THIS NOTE OR TO ANY OF THE OTHER INSTRUMENTS OR COLLATERAL DOCUMENTS EXECUTED IN CONNECTION HEREWITH.

              Maker acknowledges the right to have the terms and conditions of this Note reviewed by an attorney for the Maker, and said terms and conditions were explained to the appropriate officers/representatives of the Maker who hereby acknowledge that they fully understand the terms hereof.

              With full knowledge of all constitutional rights under the Constitutions of the State of Ohio and the United States of America, the Maker hereby irrevocably authorizes any attorney at law, including without limitation, any attorney representing the Bank, to appear on the Maker's behalf in any court of record in the State of Ohio, or in any other state or territory of the United States, or in any court of the United States, after this Note becomes due and payable; to waive the issuing and service of process and all other constitutional rights to due process of law; to confess judgment against the Maker in favor of the Bank for the amount then appearing due together with the costs of suit; to release all errors; and to waive all rights of appeal and stays of execution. The Maker hereby consents to the confessing attorney receiving a legal fee from the Bank or any other holder of this Note. The Maker voluntarily and knowingly irrevocably waives (i) any conflict of interest with respect to the attorney confessing judgment against the Maker, and (ii) all rights to notice and hearing prior to judgment being so confessed against the Maker.

              WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR, WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON ITS PART TO COMPLY WITH THIS AGREEMENT, OR ANY OTHER CAUSE.

MAKER:        ARBOR HEALTH CARE COMPANY

BY:           /s/ W. W. Wondolowski
              --------------------------------------
              William W. Wondolowski, Vice President
              and Treasurer


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